                                                                      EXHIBIT 12

  COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                  REQUIREMENTS

                                                         Nine Months Ended             Three Months Ended
                                                            September 30,                 September 30,
                                                          1999        1998             1999           1998
                                                       ------------------------------------------------------
Net income                                              1,790,677    2,109,447         610,314       702,110
Fixed charges:
Income before fixed charges                             1,790,677    2,109,447         610,314       702,110
Fixed charges, as above
Preferred stock dividend requirements                   1,350,675    1,351,222         450,225       450,225
Fixed charges including preferred
  stock dividends                                       1,350,675    1,351,222         450,225       450,225
Ratio of income to fixed charges and
  preferred stock dividend requirements                      1.33         1.56            1.36          1.56